Exhibit 10.1

DIVESTURE AND EXCHANGE AGREEMENT

by and between

CLEANTECH INNOVATIONS, INC.

and

the Shareholders listed on Exhibit A attached hereto.

June 11, 2014

Section 8.05.	Amendments	13
Section 8.06.	Assignment	13
Section 8.07.	Headings	13
Section 8.08.	Severability	13
Section 8.09.	Binding Effect	13
Section 8.10.	Schedules	13
Section 8.11.	Termination	13
Section 8.12.	Waivers; Remedies	14
Section 8.13.	Further Assurances	14
Section 8.14.	Counterparts	14
Section 8.15.	Interpretation	14
Section 8.16.	Third Party Beneficiaries	14

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EXHIBITS AND SCHEDULES

Exhibit A:	List of Shareholders
Exhibit B:	Form of Irrevocable Proxy
Exhibit C:	Form of Escrow Agreement
Exhibit D:	Form of Release
Schedule I:	Distribution of Creative Bellows Ownership Interests

iii

DIVESTURE AND EXCHANGE AGREEMENT

This DIVESTURE AND EXCHANGE AGREEMENT (this “Agreement”) is dated June 11, 2014 (the “Effective Date”) by and between CLEANTECH INNOVATIONS, INC., a Nevada corporation with its principal executive offices located at C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China 112616 (“CTek”) and the individual Shareholders set forth on Exhibit A attached hereto (the “Shareholders”). Capitalized terms used in this Agreement shall have the meanings ascribed in Section 1.01.

WHEREAS, the CTek Board has determined that it is appropriate and desirable to explore a strategic reorganization and/or business opportunities under the direction of Mr. Terry McEwen (“McEwen”); and

WHEREAS, in furtherance of the foregoing, the CTek Board has determined that it is appropriate and desirable to transfer ownership of its wholly-owned subsidiary, Liaoning Creative Bellows Co., Ltd. (“Creative Bellows”), incorporated in the province of Liaoning in the People’s Republic of China, which, in turn, wholly owns Liaoning Creative Wind Power Equipment Co., Ltd., incorporated in the province of Liaoning in the People’s Republic of China, which CTek Subsidiaries collectively represent all of CTek’s China-based business, to the Shareholders or their designees as more fully described in this Agreement; and

WHEREAS, subject to the terms and conditions contained herein, concurrently with the Distribution, the Shareholders will transfer all of the CTek Common Stock held by each of them (the “Shareholder Stock”, which amounts are set forth on Exhibit A attached hereto) to CTek as more fully described in this Agreement (the “Contribution”); and

WHEREAS, in consideration for the consummation of the transactions contemplated herein, certain of CTek’s creditors are willing to waive and release and cause to be waived and released any outstanding indebtedness owed by CTek to such creditors as more fully described in this Agreement and the Forbearance Agreement; and

WHEREAS, the parties hereto have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and certain other agreements that will govern certain matters relating to the Contribution and the Distribution and the relationship of the parties prior to and following the Contribution and the Distribution.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. General. As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that following the Distribution, neither CTek nor any CTek Subsidiary shall be deemed to be an Affiliate of any member of the Creative Bellows Group and neither Creative Bellows nor any Creative Bellows Subsidiary shall be deemed to be an Affiliate of any member of the CTek Group. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday or other day when banks are authorized or required by law to be closed in New York.

“Claims” shall have the meaning set forth in Section 6.02.

“Commission” means the Securities and Exchange Commission.

“Consents” means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

“Contribution” shall have the meaning set forth in the recitals.

“Creative Bellows Board” means the Board of Directors of Creative Bellows.

“Creative Bellows Group” means Creative Bellows and the Creative Bellows Subsidiaries.

“Creative Bellows Subsidiary” means each wholly-owned subsidiary of Creative Bellows.

“CTek” shall have the meaning set forth in the recitals.

“CTek Board” means the Board of Directors of CTek or a duly authorized committee thereof.

“CTek Common Stock” means the common stock of CTek, par value $.00001 per share.

“CTek Group” means CTek and the CTek Subsidiaries.

“CTek Indemnitees” shall have the meaning set forth in Section 6.02.

“CTek Subsidiary” means each Subsidiary of CTek other than Creative Bellows and the Creative Bellows Subsidiaries.

“Distribution” means the transfer on the Distribution Date and as provided for in Article 3, of (i) the ownership of Creative Bellows owned by CTek to the Shareholders and (ii) the Shareholder Shares to CTek.

“Distribution Date” means the date as of which the condition precedent to the Distribution have been satisfied or waived and on which the Distribution will be effected.

“Effective Date” shall have the meaning set forth in the recitals.

“Escrow Agent” means the escrow agent set forth in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement to be executed by the parties hereto and the Escrow Agent, a form of which is attached hereto as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, federal, state, local, domestic, foreign or international.

“Liabilities” means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any lien, security interest, pledge, mortgage, charge, restriction, retention of title agreement or other encumbrance of whatever nature.

“McEwen” shall have the meaning set forth in the recitals.

“NASDAQ” means the NASDAQ Stock Market.

“Permits” means licenses, permits, authorizations, Consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including those relating to environmental matters.

“Person” means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a Governmental Entity).

“Release” means that certain Release and Waiver Agreement, a form of which is attached hereto as Exhibit D.

“Representative” means, with respect to any Person, any of such Person‘s directors, managers, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Shareholder(s)” shall mean each Shareholder and all of the Shareholders.

“Shareholder Indemnified Parties” shall have the meaning set forth in Section 6.03.

“Shareholder Stock” shall have the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body.

ARTICLE 2

CONDITIONS PRECEDENT

Section 2.01. Actions as of the Effective Date.

(a) On or prior to the Effective Date:

(i) Each Shareholder shall deliver to Mr. Terry McEwen (“McEwen”) an irrevocable proxy in form and substance substantially identical to the Form of Proxy attached as Exhibit B hereto, granting a proxy to McEwen or his designee to vote the Shareholder Stock;

(ii) Each party to this Agreement and Escrow Agent shall have executed and delivered the Escrow Agreement;

(iii) CTek shall deposit into escrow with Escrow Agent all (100%) of the ownership interests in Creative Bellows, or such documentation as may be required to transfer such ownership interests in accordance with the terms hereof;

(iv) The Shareholders shall deposit into escrow with Escrow Agent all (100%) of the Shareholder Stock; and

(v) The Forbearance Agreement shall have been executed by the parties thereto.

Section 2.02. Financial Instruments. Each of CTek and the Shareholders represent and warrant that CTek is not a guarantor of any of Creative Bellow’s Liabilities or the Liabilities of any other CTek Subsidiary.

Section 2.03. Intercompany Accounts and Agreements. Each of CTek and the Shareholders represent and warrant that CTek does not maintain any intercompany accounts with any of Creative Bellow’s Liabilities or the Liabilities of any other CTek Subsidiary, and is not a party to any intercompany agreements with any of the foregoing.

Section 2.04. Control of Creative Bellows.

(a) Control of Creative Bellows shall be immediately and automatically transferred to the Shareholders upon the consummation of each of the actions specified in Section 2.01. Each of CTek and the Shareholders shall take such actions and execute such documents as may be reasonably requested by any of them to effect such transfer as specified in Section 2.01(iv).

(b) CTek hereby (i) appoints Ms. Bei Lu as CTek’s true and lawful proxy and attorney-in-fact in the name and on behalf of CTek, with full power to appoint a substitute or substitutes, to vote and execute and deliver written voting consents with respect to the entirety of CTek’s ownership of Creative Bellows, to the extent and with the same effect such owner could do under any applicable laws or regulations governing the rights and powers of the owner of the Creative Bellows and (ii) hereby appoints Ms. Bei Lu to the Creative Bellows Board.

(c) CTek will promptly form a wholly-owned British Virgin Islands (“BVI”) company, and will effect a transfer of ownership to the BVI company such that the BVI Company will own all (100%) of the equity in Creative Bellows. The equity of the BVI Company will then be immediately transferred to the Shareholders in accordance with the terms hereof.

Section 2.05. Intentionally Omitted.

Section 2.06. Conditions Precedent to the Obligations of CTek. All of the obligations of CTek under this Agreement are subject to the satisfaction at or prior to the Distribution of each and every one of the following conditions:

(a) Performance. The Shareholders shall have performed and complied in all respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Distribution Date.

(b) Deposit of the Shareholder Stock. The Shareholder Stock and all other documents required to be delivered to the Escrow Agreement shall have been delivered to the Escrow Agent in accordance with the terms hereof and thereof.

(c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by all of the parties thereto.

Section 2.07. Conditions Precedent to the Obligations of the Shareholders. All of the obligations of the Shareholders under this Agreement are subject to the satisfaction at or prior to the Distribution of each and every one of the following conditions:

(a) Performance. CTek shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Distribution Date.

(b) Escrow Agreement and Release. The Escrow Agreement and Release shall have been executed and delivered by the parties thereto.

Section 2.08. Announcements and Filings. CTek shall, when appropriate and when required by applicable law, make public announcements and filings with the U.S. Securities and Exchange Commission (the “SEC”) with respect to a proposed corporate restructuring, and, without limiting the foregoing, shall endeavor to file an Information Statement on Schedule 14-f and all periodic reports on Form 8-K when and to the extent required by applicable law.

ARTICLE 3

THE DISTRIBUTION

Section 3.01. Securities to be Purchased. On and subject to the terms and conditions set forth herein, on the Distribution Date, each Shareholder shall sell to CTek, and CTek shall purchase from each Shareholder, all of the Shareholders’ right, title and interest in and to the Shareholder Stock.

Section 3.02. Consideration. The purchase price for the Shareholder Stock shall be all (100%) of the equity in Creative Bellows, representing all of CTek’s entire China based businesses, and each Shareholder (or its designee) shall receive an ownership interest in Creative Bellows as set forth in Schedule I attached hereto.

Section 3.03. Distribution and Delivery of Creative Bellows and Shareholder Stock.

(a) Subject to the terms and conditions of this Agreement and including but not limited to the requirements of Article 2, on the Distribution Date, McEwen shall immediately instruct the Escrow Agent to (a) to deliver the Shareholder Stock to CTek, and (b) transfer the ownership of Creative Bellows by transfer of the BVI Company to the Shareholders.

(b) On the Distribution Date, the Shareholders shall deliver, or cause to be delivered, to CTek: (i) the Shareholder Stock in accordance with the procedures described herein, free and clear of any and all claims, charges, security interests, pledges, encumbrances or other Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto; (ii) such other documents as may be specified or required to satisfy the conditions set forth herein; and (iii) such other documents and instruments as CTek may reasonably request.

(c) On the Distribution Date, CTek shall transfer or cause to be transferred to the Shareholders or their designees: (i) ownership of Creative Bellows in accordance with the procedure described herein, free and clear of any and all claims, charges, security interests, pledges, encumbrances or other Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto; and (ii) such other documents as the Shareholders may reasonably request.

(d) The transfer of the Shareholder Stock will be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries. The transfer of the ownership of Creative Bellows shall be effected in accordance with applicable law and, by transfer of the BVI Company.

Section 3.04. Distribution Date. All proceedings to be taken and all documents to be executed on the Distribution Date shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

In order to induce CTek to enter into this Agreement and to consummate the transaction contemplated hereby, the Shareholders, individually and collectively, make the representations and warranties set forth below to CTek and each of its creditors:

Section 4.01. Authorization; Enforceability. The Shareholders have all necessary right and authority to execute, deliver and perform all of their respective obligations under this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders, and constitutes the legal, valid and binding obligation of the Shareholders, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.02. No Violation or Conflict. The execution, delivery and performance of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or Governmental Entity; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any Consent under, or result in the creation of any charge, encumbrance or other Lien upon any property or assets of the Shareholders pursuant to any instrument or agreement to which the Shareholders are a party or by which the Shareholders or their properties may be bound or affected, other than instruments or agreements as to which Consent shall have been obtained at or prior to the Effective Date.

Section 4.03. Consent of Governmental Authorities. Other than in connection with the Securities Act, the Exchange Act and the rules of any applicable stock exchange, no Consent, approval or authorization of, or registration, qualification or filing with any Governmental Entity is required to be made by the Shareholders in connection with the execution, delivery or performance by the Shareholders of this Agreement or the consummation by the Shareholders of the transactions contemplated hereby.

Section 4.04. No Encumbrances. When transferred to the Escrow Agent and distributed CTek in accordance with this Agreement, the Shareholder Stock shall be free and clear of all Liens.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CTEK

In order to induce the Shareholders to enter into this Agreement and to consummate the transaction contemplated hereby, CTek makes the representations and warranties set forth below to the Shareholders and creditors of CTek:

Section 5.01. Organization; Standing and Power. CTek is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

Section 5.02. Authorization; Enforceability. The execution, delivery and performance of this Agreement by CTek and the consummation by CTek of the transactions contemplated hereby have been duly authorized by all requisite corporate action (including, without limitation, Consent of CTek’s shareholders). This Agreement has been duly executed and delivered by CTek, and constitutes the legal, valid and binding obligation of CTek, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.03. No Violation or Conflict. The execution, delivery and performance of this Agreement by CTek and the consummation by CTek of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or Governmental Entity, or any provision of CTek’s Articles of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any Consent under, or result in the creation of any charge, encumbrance or other Lien upon any property or assets of CTek pursuant to any material instrument or agreement to which CTek is a party or by which CTek or its properties may be bound or affected, other than instruments or agreements as to which Consent shall have been obtained at or prior to the Effective Date.

Section 5.04. Consent of Governmental Authorities. Other than in connection with the Securities Act, the Exchange Act and the rules of NASDAQ, as applicable, no Consent, approval or authorization of, or registration, qualification or filing with any Governmental Entity is required to be made by CTek in connection with the execution, delivery or performance by CTek of this Agreement or the consummation by CTek of the transactions contemplated hereby.

Section 5.05. Validity of Securities. When distributed to the Shareholders in accordance with this Agreement, all of the ownership interest in Creative Bellows shall be duly and validly authorized, legally issued and outstanding, fully paid and non-assessable, shall not have been issued in violation of the preemptive rights of any Person, and shall be free and clear of all Liens.

ARTICLE 6

RELEASE; INDEMNIFICATION; EXPENSES

Section 6.01. Releases.

(a) Effective as of the Distribution Date and except as otherwise provided herein, each of the Shareholders, on behalf of themselves and their respective executors, heirs, administrators, Affiliates, assigns and any other Person claiming by, through or under such Shareholder hereby waives, releases covenants not to sue and forever discharges each of CTek and its Affiliates and each of CTek’s creditors and their respective Affiliates, officers, managers, directors, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities) and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, from and with respect to any and all debts, demands, actions, causes of action, suits, covenants, contracts, agreements, promises, tort damages, claims, demands and any other Liabilities whatsoever of every name and nature, both in law and in equity (the “Claims”), which such Shareholder has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by CTek, any creditor of CTekor any of their Representatives or Affiliates occurring or failing to occur or any conditions existing at or prior to the Distribution; provided, however, that the foregoing general release shall not apply to any Liabilities arising from the failure of CTek to perform its obligations under this Agreement. Each of the Shareholders represents that such Shareholder has not assigned, transferred, or purported to assign any Claim or any portion of any Claim or interest therein. Each Shareholder further waives any rights to any monetary recovery from any action pursued against either of CTek or any creditor of CTek by any Governmental Entity.

(b) Each Shareholder acknowledges that it has been advised by its legal counsel that, under the laws of certain jurisdictions, a general release does not extend to claims which the creditor does not know or suspect to exist in such Person’s favor at the time of executing the release, which if known by such Person must have materially affected such Person’s settlement with the debtor. Being aware of the foregoing, each Shareholder hereby expressly waives any rights such Shareholder may have under any statutes or common law principles of similar effect.

(c) Effective as of the Distribution Date and except as otherwise provided herein, CTek, on behalf of itself and its respective administrators, Affiliates, assigns and any other Person claiming by, through or under CTek hereby waives, releases covenants not to sue and forever discharges each Shareholder and such Shareholder’s respective Affiliates and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, from and with respect to any and all Claims which CTek has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by any of the Shareholders or their Representatives or Affiliates occurring or failing to occur or any conditions existing at or prior to the Distribution; provided, however, that the foregoing general release shall not apply to any Liabilities arising from the failure of any Shareholder to perform its obligations under this Agreement. CTek represents that CTek has not assigned, transferred, or purported to assign any Claim or any portion of any Claim or interest therein. CTek further waives any rights to any monetary recovery from any action pursued against a Shareholder or any creditor of a Shareholder by any Governmental Entity.

Section 6.02. Indemnification by Shareholders. Each Shareholder shall defend, indemnify and hold harmless CTek, each creditor of CTek and each of their respective Representatives and Affiliates (collectively, the “CTek Indemnified Parties”) from and against any and all Claims, Liabilities and other expenses, including reasonable attorneys’ fees and expenses, incurred by any Indemnified Party arising out of or in connection with any misrepresentation, breach of warranty or non-fulfillment of any obligation on the part of any Shareholder under this Agreement.

Section 6.03. Indemnification by CTek. CTek shall defend, indemnify and hold harmless the Shareholders, each creditor of CTek and each of their respective Representatives and Affiliates (collectively, the “Shareholder Indemnified Parties”) from and against any and all Claims, Liabilities and other expenses, including reasonable attorneys’ fees and expenses, incurred by any Shareholder Indemnified Party arising out of or in connection with any misrepresentation, breach of warranty or non-fulfillment of any obligation on the part of CTek under this Agreement.

Section 6.04. Remedies Cumulative. The remedies provided in this Article 6 shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any and all other remedies against any other party.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.01. Confidentiality. Except as otherwise required in the performance of obligations under this Agreement and except as otherwise required by law, any nonpublic information received by a party hereto or its Representatives from any other party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transaction contemplated by this Agreement. The obligation of confidentiality shall not extend to information (a) which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a Person to whom a party has provided such information, (b) which is or becomes known by or available to a party to this Agreement on a nonconfidential basis prior to its disclosure by one party to the other pursuant to this Agreement, or (c) which is or becomes available to a party on a nonconfidential basis from a source other than a party to this Agreement. Upon termination of this Agreement, each party shall promptly return any confidential information received from the other party and, upon request, shall destroy any copies of such information in its possession. The covenants of the parties contained in this Section 7.01 shall survive any termination of this Agreement.

Section 7.02. Notification. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

Section 7.03. Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Shareholder Stock and Creative Bellows and to consummate the transactions contemplated by this Agreement.

Section 7.04. Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties for purposes of this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Entire Agreement. This Agreement, including any annexes, schedules and exhibits hereto and the Escrow Agreement will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

Section 8.02. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 8.03. Notices. All notices, demands, or other communications hereunder shall be in writing and given to the Person(s) to whom the notice is directed, either by: (a) actual delivery at the address(es) stated below, including a national overnight delivery service, which shall be deemed effective at the time of actual delivery; (b) certified mail, return receipt requested, addressed as stated below, posted and deposited with the U.S. Postal Service, which shall be deemed effective three Business Days after being so deposited; (c) facsimile transmission to the facsimile transmission number stated below, provided that there is contemporaneous deposit of such notice with a national overnight delivery service addressed as stated below, which notice shall be deemed effective upon the earlier to occur of: (i) completion of the facsimile transmission; or (ii) actual delivery; or (d) e-mail transmission to the e-mail address stated below, provided that there is simultaneous deposit of such notice with a national overnight delivery service addressed as stated below, which notice shall be deemed effective upon the earlier to occur of: (i) completion of the e-mail transmission; or (ii) actual delivery by the overnight delivery service. All notices, demands, or other communications hereunder shall be addressed as follows:

If to CTek:	CleanTech Innovations, Inc.
C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
Attention: Bei Lu
Tel: 86-13904026412
Email: beilv2010@163.com

with a copy to:	Stevens & Lee P.C.
1818 Market St., 29th Fl.
Philadelphia, PA 19103 U.S.A.
Attn: William W. Uchimoto, Esq
Tel: (215)751-2876
Fax: 610-371-7742
Email: wwu@stevenslee.com

and copy to:	Holland & Knight LLP
31 West 52nd Street
New York, New York 10019 U.S.A.
Attention: Neal N. Beaton, Esq.
Tel: (212) 513-3470
Fax: (212) 341-7103
Email: neal.beaton@hklaw.com

If to the Shareholders:	C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
Attention: Bei Lu
Tel: 86-13904026412
Email: beilv2010@163.com

Section 8.04. Submission to Jurisdiction.

(a) Each party hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

(b) Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Escrow Agreement in any court referred to this Section 8.04 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.05. Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by each of the parties hereto.

Section 8.06. Assignment. No party will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written Consent of the other party in its sole and absolute discretion. Any conveyance, assignment or transfer requiring the prior written Consent of another party pursuant to this Section 8.06 which is made without such Consent will be null and void, ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 8.07. Headings. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof, Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement.

Section 8.08. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.09. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Representatives and permitted assigns.

Section 8.10. Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the exhibits and schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.11. Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by written agreement executed by all parties hereto. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

Section 8.12. Waivers; Remedies. The conditions to CTek’s obligation to consummate the Distribution are for the sole benefit of CTek and may be waived in writing by CTek in whole or in part in CTek‘s sole discretion. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.13. Further Assurances. From time to time after the Distribution Date, as and when requested by a party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by this Agreement.

Section 8.14. Counterparts. This Agreement and any amendments, waivers, Consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.15. Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

Section 8.16. Third Party Beneficiaries. It is expressly agreed by each Party that each creditor of CTek is a third-party beneficiary of the terms and conditions of this Agreement, and each of them shall have the right to enforce any provision of this Agreement affecting their respective rights hereunder.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the Effective Date.

/s/ Ping Chen	CLEANTECH INNOVATIONS, INC.
Ping Chen

	By:	/s/ Terry McEwen
/s/ Shengfen Lin		Name:	Terry McEwen
Shengfen Lin		Title:	Chief Executive Officer

/s/ Wenge Chen
Wenge Chen

/s/ Bei Lu
Bei Lu

/s/ Dianfu Lu
Dianfu Lu

EXHIBIT A

List of Stockholders

Name	Certificate Number	Shares of CTek Common Stock

Ping Chen	Transfer Agent: Certificate # 2004	755,635

Shengfen Lin	Transfer Agent: Certificate # 2005	755,635

Wenge Chen (5% holder)	Transfer Agent: Certificate # 2003	2,117,691

Bei Lu	Transfer Agent: Certificate # 2001	9,482,751

Dianfu Lu	Transfer Agent: Certificate # 2002	2,117,691

		Total: 15,229,403

EXHIBIT B

Form of Proxy

CLEANTECH INNOVATIONS, INC.

a Nevada corporation

IRREVOCABLE PROXY COUPLED WITH AN INTEREST

The undersigned shareholder (the “Shareholder”) of CleanTech Innovations, Inc., a Nevada corporation (the “Company”) hereby appoints Mr. Terry McEwen (“McEwen”), the Company’s current Chairman of the Audit Committee, with full power of substitution, to cast all votes such Shareholder may have, as Shareholder’s proxy, at any and all meetings of the shareholders of the Company or pursuant to a written consent of the Company’s shareholders, and as such Shareholder’s proxy, to consent or dissent to any action taken without a meeting, and further makes, constitutes and irrevocably appoints McEwen to act as the true and lawful proxy and attorney-in-fact in the name and on behalf of such Shareholder, with full power to appoint a substitute or substitutes, to vote and execute and deliver written voting consents with respect to the entirety of such Shareholder’s share ownership in the Company, to the extent and with the same effect such Shareholder could do under any applicable laws or regulations governing the rights and powers of shareholders of the Company (the irrevocable proxy granted hereunder, the “Irrevocable Proxy”).

THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. This Irrevocable Proxy is being given to McEwen in connection with certain restructuring efforts to be pursued by the Company in consideration of NYGG (Asia) Ltd.’s forgiveness of certain debt owed by the Company and/or its affiliates. All power and authority conferred under this Irrevocable Proxy shall not be terminated by any act of the undersigned or by operation of law, by death or incapacity of the undersigned, by lack of appropriate power or authority, or by the occurrence of any other event or events, except as expressly provided herein. If, after the execution of this Irrevocable Proxy, any such event or events shall occur, McEwen is nevertheless authorized and directed to vote the shares in accordance with the terms of this Irrevocable Proxy as if such death, incapacity, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. This Irrevocable Proxy shall be binding upon, and enforceable against, all beneficiaries, heirs at law, legatees, distributees, successors, assigns, transferees and legal representatives of the Shareholder.

This Irrevocable Proxy shall terminate on (i) the transfer of the shares to which this Irrevocable Proxy apply to the Company or (ii) such later time as McEwen may determine.

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The parties hereto expressly acknowledge and agree that this Irrevocable Proxy gives McEwen the exclusive right to vote (or consent) with respect to all of the Shareholder’s shares of the Company in the manner determined by McEwen in his sole and absolute discretion.

SHAREHOLDER:

Signature	Date

Name

Address

Number of Shares held by Shareholder:

2

Schedule I

Distribution of Creative Bellows Ownership Interests

Bei Lu and her designees: 100%